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                                                      ITEM 14(a)3, EXHIBIT 4(aa)


          FIRST AMENDMENT TO THE LOAN AGREEMENT DATED MAY 26, 1994.

This Amendment is entered into as of January 26, 1995 among TESORO ALASKA PETROLEUM COMPANY, a Delaware corporation (the "Borrower") TESORO PETROLEUM CORPORATION, a Delaware corporation (the "Guarantor"), and NATIONAL BANK OF ALASKA, a National Banking Association (the "Bank").

The parties to the Loan Agreement dated May 26, 1994, (the "Loan Agreement") agree to the following changes in the terms and conditions of the Loan Agreement.

Section 5.4 EBITDA. Requirement for EBITDA of $15,000,000 at 12/31/94 is hereby waived.

Section 6.2 Capital Expenditures, (iii) Additional Capital Expenditures. Maximum capital expenditures under this section is reduced to $7,000,000 in the aggregate spread among the calendar years 1994, 1995, 1996.

Section 6.5 Investments. Add (iv) and except for investment in Kenai Pipe Line Company as outlined in the Stock Purchase Agreement by and between Chevron Pipe Line Company and Atlantic Richfield Company (sellers) and Tesoro Alaska Petroleum Company (buyer) dated December 29, 1994.

ALL OTHER TERMS AND CONDITIONS OF THE LOAN AGREEMENT REMAIN THE SAME. WAIVER GRANTED HEREIN DOES NOT IMPLY WAIVER OF ANY OTHER TERM OR CONDITION OF THE AGREEMENT.

BORROWER:
TESORO ALASKA PETROLEUM COMPANY


By: /s/ WILLIAM T. VAN KLEEF
    -----------------------------------------
    William T. Van Kleef
    Its: Vice President and Treasurer

GUARANTOR:
TESORO PETROLEUM COMPANY


By: /s/ WILLIAM T. VAN KLEEF
    -----------------------------------------
    William T. Van Kleef
    Its: Vice President and Treasurer


BANK:
NATIONAL BANK OF ALASKA

By: /s/ PATRICIA JELLEY BENZ
    -----------------------------------------
    Patricia Jelley Benz
    Its: Vice President